EXHIBIT 99.1

NEWS RELEASE

RANGE PROVIDES OPERATIONS UPDATE

FORT WORTH, TEXAS, JULY 12, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an update on its operations. Based on drilling and acquisition results to date, the Company will substantially exceed its production and reserve targets for the year. With 18 rigs currently running, production is expected to continue to rise during the remainder of the year.

The Company also indicated that approximately $39 million of its $149 million capital budget had been expended in the second quarter, funding the drilling of 115 (64.3 net) wells and 5 (3.6 net) recompletions. Six (3.5 net) of the projects proved unproductive. For the quarter, the Company expects to recognize exploration expense of $4.2 million, including $1.0 million in seismic expense and $2.1 million in dry hole expense. By June 30, 42 of the newly drilled wells had been placed on production. The remaining wells were in various stages of completion or waiting on pipeline connection.

In the Southwest, 37 (30.9 net) wells were drilled during the quarter and currently eight rigs are running. The two-rig drilling program which began in March at the Conger field in Sterling County, Texas, is currently drilling the sixteenth and seventeenth wells of 25 planned for the year. To date, nine newly drilled wells have been completed and one existing well was recompleted resulting in a combined incremental rate of 7.2 (5.7 net) Mmcfe per day. At the Fuhrman-Mascho Unit in Andrews County, Texas, an additional 10-well program was recently initiated, based upon the encouraging results of an 18-well program completed earlier this spring. A refrac program is also underway at Fuhrman with four refracs completed thus far, which resulted in an incremental rate of 1.5 (1.2 net) Mmcfe per day. Additional refrac candidates are being analyzed based upon the initial success of the program. In Val Verde, 12 wells have been recompleted adding incremental production of 3.1 (2.4 net) Mmcfe per day. Significantly, Range owns a 25% interest in an onshore Texas discovery well that recently tested 4.0 (0.8 net) Mmcfe per day at over 10,000 psi flowing tubing pressure. In the area of the discovery, Range has lease holdings totaling nearly 13,000 acres with working interests varying between 25% and 65%. Also in the area, Range has a 25% interest in approximately 30,000 acres of lease options. Currently, three rigs are drilling in the Watonga-Chickasha trend of western Oklahoma and two others are drilling in the Texas Panhandle, where three recently drilled wells are waiting on completion and five are waiting on pipeline. These eight wells are expected to yield an initial rate of 4.7 (2.6 net) Mmcfe per day when placed online.

In the Gulf Coast, the Smith #1, the Yegua discovery placed on production in March, continues to produce 7.7 (3.8 net) Mmcfe per day at a flowing tubing pressure of 7,100 psi. An offset well is expected to spud in the third quarter. Offshore, the West Delta 30 L-13 well encountered multiple pay sands and is currently being completed as a dual completion. The first string recently went online at 6.6 (2.6 net) Mmcfe per day. The second string is expected to be on production by the end of the month. In addition, the East Cameron 33 #9 Falcon prospect is scheduled to spud this week. The Company has a 25% working interest before casing point and a 37.5% working interest after casing point in this high-potential exploratory test.

The drilling program in Appalachia continues to progress on schedule. For the quarter, 75 (32.4 net) wells were drilled, of which 72 (31.2 net) were successful. In the first half of the year, the division drilled 118 of 259 wells planned for 2004. Presently, 10 rigs are drilling in various project areas in Ohio, Pennsylvania and New York. In the second half of 2004, two wells are planned in the shallow portion of the Trenton Black River play in northern New York, including an offset to the recent Harper #1 discovery well, a Trenton gas completion that is expected to come online later this summer. In

Pennsylvania, the initial five wells of a coalbed methane pilot program have been drilled and are expected to be online by mid-August. A second five-well program is scheduled to begin in the third quarter. Also in Pennsylvania, the division has begun drilling in the deeper Huntersville Chert play, where three to six wells are planned by year-end.

Commenting on the announcement, John Pinkerton, Range’s President, said, “Our active drilling program continues to make solid progress. Our large, multi-year inventory of drilling projects is the key to consistently growing production and reserves on a cost-efficient basis. Increasing production from drilling and recently completed acquisitions, coupled with strong commodity prices are anticipated to drive results in the second half of the year to record levels.”

RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Appalachian, Southwest and Gulf Coast regions of the United States.

Except for historical information, statements made in this release, including those relating to expected future production growth and record results are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2004-22

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com

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